Exhibit 5.1

March 28, 2008

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

Ladies and Gentlemen:

A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission covering the registration of, among other securities, $110,000,000 of Deferred Compensation Obligations (the “Obligations”) of McDonald’s Corporation (the “Company”) to be offered pursuant to the McDonald’s Excess Benefit and Deferred Bonus Plan (the “Plan”).

In my capacity as Corporate Executive Vice President, General Counsel and Secretary, I have examined and am familiar with the corporate records of the Company, including its Certificate of Incorporation, as amended, its By-Laws, minutes of meetings of the Company’s Board of Directors (the “Board of Directors”) and stockholders, and other documents (including the Plan), which I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement and (ii) deferral of the compensation giving rise to the Deferred Compensation Obligations in accordance with the terms of the Plan, the Deferred Compensation Obligations will constitute valid and binding obligations of the Company.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinion expressed above is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

I consent to the inclusion of this opinion as an exhibit to the Registration Statement referred to above and to the reference to me in such Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gloria Santona
Gloria Santona